Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

FORTIVE CORPORATION

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Fortive Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”) is hereby amended as follows:

Sections 9.01 and 9.02 of Article IX of the Amended and Restated Certificate are hereby amended in their entirety to read as follows:

“Section 9.01 Certificate of Incorporation. The Corporation shall have the right, from time to time, to amend, alter, change or repeal any provision of this Amended and Restated Certificate of Incorporation in any manner now or hereafter provided by this Restated Certificate of Incorporation, the Bylaws of the Corporation or the DGCL, and all rights, preferences, privileges and powers of any kind conferred upon any director or stockholder of the Corporation by this Restated Certificate of Incorporation or any amendment thereof are conferred subject to such right.

Section 9.02 Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized and empowered, without the assent or vote of the stockholders, to adopt, amend and repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board shall require the approval by the majority of the entire Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote for the election of directors shall be required to amend, repeal or adopt any provision of the Bylaws of the Corporation.”

2. The foregoing amendment to the Restated Certificate was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation on this 7th day of June, 2022.

FORTIVE CORPORATION

By:	/s/ Daniel B. Kim
	Name:	Daniel B. Kim
	Title:	Corporate Secretary